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                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT



         The Registrant currently has no subsidiaries. Upon consummation of the Share Exchange, Clover Community Bank, a state chartered banking association, will become the Registrant's sole subsidiary.